EXHIBIT 99.1
Leidos Holdings, Inc. Reports Third Quarter Fiscal Year 2022 Results

•Revenues of $3.6 billion, up 4% year-over-year
•Net Income of $164 million; Adjusted EBITDA of $372 million
•Diluted Earnings per Share of $1.17, or $1.59 on a non-GAAP basis
•Record Cash Flows from Operations of $748 million and Free Cash Flow of $721 million
•Net Bookings of $4.1 billion (book-to-bill ratio of 1.1)
•Improved revenue outlook for 2022

RESTON, Va., November 1, 2022 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the third quarter of fiscal year 2022.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented, "Our third quarter results demonstrate the momentum in our business as we continue to report revenue growth at the upper end of our guidance across our diversified portfolio. In addition, our dedicated team delivered earnings in excess of our forecast and generated the highest quarterly cash flow from operations in our history. These results position us well to deliver on our full-year financial targets as we make the world safer, healthier and more efficient."
Summary Operating Results

	Three Months Ended
(in millions, except margin and per share amounts)	September 30, 2022	October 1, 2021
Revenues	$3,608	$3,483
Net income	$164	$208
Net income margin	4.5%	6.0%
Diluted earnings per share (EPS)	$1.17	$1.43

Non-GAAP Measures*:
Adjusted EBITDA	$372	$403
Adjusted EBITDA margin	10.3%	11.6%
Non-GAAP diluted EPS	$1.59	$1.80

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.
Revenues for the quarter were $3.61 billion, up 4% compared to the third quarter of 2021; the largest contributors were continued growth of the Navy Next Generation Enterprise Network Recompete (NGEN-R) Service Management, Integration and Transport (SMIT) contract; ramp-up of the National Aeronautics and Space Administration (NASA) Advanced Enterprise Global Information Technology Solutions (AEGIS) contract; and increased deployments on the Defense Healthcare Management System Modernization (DHMSM) program.

Net income was $164 million and diluted EPS was $1.17. Net income and diluted EPS were down 21% and 18% year-over-year, respectively. Net income and diluted EPS include a $16 million unrealized loss associated with the foreign currency forward contract entered into in order to hedge the preliminary purchase price for Cobham Aviation Services Australia ("Cobham") in Australian dollars. In addition, net interest expense increased to $50 million from $47 million in the third quarter of 2021. Weighted average diluted shares for the quarter were 138 million compared to 143 million in the prior year quarter, which benefited from the Accelerated Share Repurchase (ASR) agreement implemented in the first quarter of 2022.
Adjusted EBITDA was $372 million for the third quarter, down 8% year-over-year, and adjusted EBITDA margin decreased from 11.6% to 10.3% over the same period. Profitability in the year-ago quarter was elevated due to temporarily increased workload and decreased indirect expenses as a result of the COVID-19 pandemic as well as an elevated level of write-ups on certain contracts. Adjusted EBITDA and adjusted EBITDA margin increased $6 million and 10 basis points, respectively, compared to the second quarter of 2022. Non-GAAP net income was $221 million for the third quarter, down 15% year-over-year, and non-GAAP diluted EPS for the quarter was $1.59, down 12% year-over-year.
Cash Flow Summary
In the third quarter net cash provided by operating activities was $748 million, or 462% of net income attributable to Leidos shareholders. After adjusting for payments for property, equipment and software, free cash flow was $721 million, resulting in a free cash flow conversion ratio of 329%. In addition, Leidos used $26 million for investing activities and $217 million for financing activities.
Leidos returned $49 million to shareholders in the third quarter as part of its regular quarterly cash dividend program. As of September 30, 2022, Leidos had $807 million in cash and cash equivalents and $5.0 billion of debt.
On October 30, 2022, Leidos completed the acquisition of Cobham Special Mission, which provides airborne border surveillance and search and rescue services to the Australian Federal Government. Purchase consideration was $305 million Australian dollars, subject to working capital adjustments. At the signing of the definitive agreement, Leidos entered into a forward contract for $215 million to offset foreign currency fluctuations of the full purchase consideration. Based on the exchange rate at the close, the translated purchase price was $196 million. We realized a loss of $18 million associated with the foreign exchange forward contract.
On October 28, 2022, the Leidos Board of Directors declared a cash dividend of $0.36 per share to be paid on December 30, 2022, to stockholders of record at the close of business on December 15, 2022.
New Business Awards
Net bookings totaled $4.1 billion in the quarter, representing a book-to-bill ratio of 1.1. As a result, backlog at the end of the quarter was $35.0 billion, of which $7.4 billion was funded. Notable awards in the quarter include:
•Sentinel. Leidos was awarded a prime task order by the Department of Defense to enhance technological innovation with a focus on rapid insertion of technologies across the mission spectrum for multiple services, and integrating new technology with existing and legacy systems for increased effectiveness. Leidos will support the government with rapid technology insertion to enhance Command, Control, Computers, Communications, Cyber, Intelligence, Surveillance and Reconnaissance (C5ISR) missions at a global scale. This award enables Leidos to expand its extensive C5ISR portfolio as well as deliver a critical capability towards improved warfighter support. The contract has a total value of $1.5 billion dollars and includes a one-year base period of performance with four one-year options.
•U.S. Naval Sea Systems Command (NAVSEA) Medium Unmanned Undersea Vehicle (MUUV). Leidos was selected by the NAVSEA to design and build a MUUV to support intelligence preparation of the operational environment by providing submarine-based autonomous oceanographic sensing and data collection for the Navy. The MUUV will also provide surface-launched and recovered mine countermeasures. The single award, cost-plus-fixed-fee contract holds an approximate value of $358 million if all options are exercised.

•Defense Information Systems Agency (DISA) Defense Enclave Services (DES) Task Order. DISA awarded Leidos a task order contract with a total estimated value of $138 million dollars with a five year period of performance. Through the DES contract, Leidos will consolidate enterprise IT services and provide standardized, responsive and cost-effective solutions for more than 370,000 users spanning 22 Department of Defense (DoD) agencies and field activities with over 500 sites both in the U.S. and abroad. This first task order will lay the framework and begin to consolidate, integrate and optimize five agencies on a common network architecture through digital modernization and transformation. The work will focus on mission value and user experience, while improving cybersecurity, network availability and reliability for Fourth Estate agencies.
Forward Guidance
Leidos is updating its fiscal year 2022 guidance as follows:

FY22 Guidance
Measure	Current	Prior
Revenues (billions)	$14.2 - $14.4	$13.9 - $14.3
Adjusted EBITDA Margin	10.3% - 10.5%	10.3% - 10.5%
Non-GAAP Diluted EPS	$6.20 - $6.40	$6.10 - $6.50
Cash Flows Provided by Operating Activities (billions)	at or above $1.0	at or above $1.0
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected net income and diluted EPS being materially less than what may be implied by projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on November 1, 2022. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13733461.
About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 44,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $13.7 billion for the fiscal year ended December 31, 2021.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis), and cash flows provided by operating activities, as well as statements about our business contingency plans, uncertainties in tax due to new tax legislation or other regulatory developments, the impact of COVID-19 and related actions taken to prevent its spread, our contract awards, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions, and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: the impact of COVID-19 or future epidemics on our business, including the potential for facility closures, re-evaluation of U.S. government spending levels and priorities, delay of new contract awards, supply chain impacts, airline travel levels, our ability to recover costs under contracts, insurance challenges, uncertainty regarding the efficacy of vaccines against variants, booster vaccinations, or the lack of public acceptance of vaccines and low vaccination rates, and laws and regulations with respect to vaccinations; changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts or our ability to win contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and inflation, and other market factors out of our control, including general economic and political conditions; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of Leidos; our reliance on information technology spending by hospitals/healthcare organizations, infrastructure investments by industrial and natural resources organizations and other customer investments related to our business; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts as well as our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments and any related contingencies or liabilities to which we may become subject; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; our ability to obtain necessary components and materials to perform our contracts, including semiconductors and related equipment, on reasonable terms or at all; the failure of our inspection or detection systems to detect threats; changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends or repurchase our stock based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.

This release also contains certain forward-looking statements with respect to Leidos’ acquisition of Cobham Aviation Services Australia, including benefits of the transaction and the products and markets of each company. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (ii) the effect of the announcement of the transaction on Cobham Aviation Services Australia’s business relationships, operating results, and business generally, (iii) risks that the transaction disrupts current plans and operations of Leidos or Cobham Aviation Services Australia and potential difficulties in Cobham Aviation Services Australia’s employee retention as a result of the transaction, (iv) risks related to diverting management’s attention from Cobham Aviation Services Australia ongoing business operations, (v) the outcome of any legal proceedings that may be instituted against Leidos or against Cobham Aviation Services Australia related to the merger agreement or the transaction, (vi) the ability of Leidos to successfully integrate Cobham Aviation Services Australia’s operations, product lines, and technology, and (vii) the ability of Leidos to implement its plans, forecasts, and other expectations with respect to Cobham Aviation Services Australia’s business after the completion of the proposed acquisition and realize additional opportunities for growth and innovation. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of November 1, 2022. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Revenues	$3,608	$3,483	$10,699	$10,246
Cost of revenues	3,095	2,942	9,136	8,740
Selling, general and administrative expenses	233	233	727	625
Bad debt expense (recoveries)	(1)	(1)	3	(11)
Acquisition, integration and restructuring costs	4	6	12	21
Asset impairment charges	—	3	3	3
Equity earnings of non-consolidated subsidiaries	(4)	(5)	(5)	(14)
Operating income	281	305	823	882
Non-operating expense:
Interest expense, net	(50)	(47)	(148)	(138)
Other (expense) income, net	(10)	2	(7)	1
Income before income taxes	221	260	668	745
Income tax expense	(57)	(52)	(155)	(162)
Net income	164	208	513	583
Less: net income attributable to non-controlling interest	2	3	5	4
Net income attributable to Leidos common stockholders	$162	$205	$508	$579

Earnings per share:
Basic	$1.18	$1.45	$3.71	$4.11
Diluted	1.17	1.43	3.68	4.05

Weighted average number of common shares outstanding:
Basic	137	141	137	141
Diluted	138	143	138	143

Cash dividends declared per share	$0.36	$0.36	$1.08	$1.04

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$807	$727
Receivables, net	2,284	2,189
Inventory, net	286	274
Other current assets	464	429
Total current assets	3,841	3,619
Property, plant and equipment, net	671	670
Intangible assets, net	977	1,177
Goodwill	6,618	6,744
Operating lease right-of-use assets, net	593	612
Other long-term assets	399	439
Total assets	$13,099	$13,261

Liabilities:
Accounts payable and accrued liabilities	$2,301	$2,141
Accrued payroll and employee benefits	813	605
Short-term debt and current portion of long-term debt	1,027	483
Total current liabilities	4,141	3,229
Long-term debt, net of current portion	3,975	4,593
Operating lease liabilities	591	589
Deferred tax liabilities	24	239
Other long-term liabilities	229	267
Total liabilities	8,960	8,917

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 137 million and 140 million shares issued and outstanding at September 30, 2022, and December 31, 2021, respectively	—	—
Additional paid-in capital	1,982	2,423
Retained earnings	2,239	1,880
Accumulated other comprehensive loss	(135)	(12)
Total Leidos stockholders’ equity	4,086	4,291
Non-controlling interest	53	53
Total stockholders' equity	4,139	4,344
Total liabilities and stockholders' equity	$13,099	$13,261

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Cash flows from operations:
Net income	$164	$208	$513	$583
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	81	87	249	244
Stock-based compensation	18	17	53	49
Asset impairment charges	—	3	3	3
Deferred income taxes	(85)	1	(221)	4
Other	17	—	21	(11)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	100	(14)	(138)	(103)
Other current assets and other long-term assets	59	70	132	161
Accounts payable and accrued liabilities and other long-term liabilities	214	175	(57)	(172)
Accrued payroll and employee benefits	116	37	217	83
Income taxes receivable/payable	64	(19)	109	(20)
Net cash provided by operating activities	748	565	881	821
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(29)	(2)	(622)
Divestiture of a business	—	—	15	—
Payments for property, equipment and software	(27)	(24)	(76)	(71)
Net proceeds from sale of assets	—	—	6	—
Other	1	—	2	—
Net cash used in investing activities	(26)	(53)	(55)	(693)
Cash flows from financing activities:
Proceeds from debt issuance	—	—	380	380
Repayments of commercial paper	(150)	—	—	—
Repayments of borrowings	(25)	(27)	(459)	(80)
Dividend payments	(49)	(51)	(149)	(149)
Repurchases of stock and other	(4)	(140)	(532)	(266)
Net capital (distributions to) contributions from non-controlling interests	(2)	(1)	(5)	38
Proceeds from issuances of stock	13	10	35	33
Net cash used in financing activities	(217)	(209)	(730)	(44)
Net increase in cash, cash equivalents and restricted cash	505	303	96	84
Cash, cash equivalents and restricted cash at beginning of period	466	468	875	687
Cash, cash equivalents and restricted cash at end of period	971	771	$971	$771
Less: restricted cash at end of period	164	184	164	184
Cash and cash equivalents at end of period	$807	$587	$807	$587

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Revenues:
Defense Solutions	$2,075	$2,009	$6,176	$5,971
Civil	874	792	2,526	2,357
Health	659	682	1,997	1,918
Total	$3,608	$3,483	$10,699	$10,246

Operating income (loss):
Defense Solutions	$137	$140	$409	$429
Civil	79	58	160	187
Health	91	130	335	339
Corporate	(26)	(23)	(81)	(73)
Total	$281	$305	$823	$882

Operating income margin:
Defense Solutions	6.6%	7.0%	6.6%	7.2%
Civil	9.0%	7.3%	6.3%	7.9%
Health	13.8%	19.1%	16.8%	17.7%
Total	7.8%	8.8%	7.7%	8.6%
Defense Solutions
Defense Solutions revenues of $2,075 million increased by 3% compared to the prior year quarter. The primary drivers of revenue growth were the ramp up of Navy NGEN-R SMIT and various force protection programs, which offset the wind down of certain programs supporting operations in Afghanistan and the surrounding region and adverse foreign exchange impacts. For the quarter Defense Solutions operating income margin decreased to 6.6% from 7.0% in the prior year quarter and non-GAAP operating income margin was 8.1% compared to 8.8% in the prior year quarter. The decline in segment profitability was attributable to program mix as well as investments in prototype development contracts in the current quarter.
Civil
Civil revenues of $874 million increased by 10% compared to the prior year quarter. The primary driver of revenue growth was the ramp up of the NASA AEGIS program. In addition, the segment delivered software upgrades and increased maintenance activity within its security products business and additional engineering support to commercial energy companies, which increased both revenue and profitability. Civil operating income margin for the quarter increased to 9.0% from 7.3% in the prior year quarter. Non-GAAP operating income margin was 11.0%, compared to 9.6% in the prior year quarter.
Health
Health revenues of $659 million decreased by 3% compared to the prior year quarter. Increased backlog of disability exams caused by COVID-19 in the third quarter of 2021 and increased competition in the current quarter more than offset increased deployments on the DHMSM program. With the return to more normal volume of disability exams, operating income margin declined from 19.1% to 13.8% and non-GAAP operating income margin decreased from 20.7% to 15.0% compared to the prior year quarter.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors, including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	September 30, 2022			October 1, 2021
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$4,178	$13,842	$18,020	$4,412	$15,160	$19,572
Civil	2,037	8,652	10,689	1,713	7,702	9,415
Health	1,214	5,105	6,319	1,164	4,541	5,705
Total	$7,429	$27,599	$35,028	$7,289	$27,403	$34,692
The increase in backlog includes $43 million of backlog acquired through business combinations in our Defense Solutions reportable segment. Total backlog at September 30, 2022, included a negative impact of $363 million when compared to total backlog at October 1, 2021, primarily due to the exchange rate movements in the British pound and Australian dollar when compared to the U.S. dollar.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic growth, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another representation of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic growth captures the revenue growth that is inherent in the underlying business excluding the impact of acquisitions made within the prior year; it is computed as current revenues excluding acquisition revenues within the last 12 months divided by previous year revenues excluding revenues from entities divested within the prior year.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Derivative loss – Represents the fair value loss associated with the foreign currency forward contract to hedge the preliminary purchase price for the Cobham acquisition in Australian dollars.
•Asset impairment charges – Represents impairments of long-lived intangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic growth by reportable segment and total operations:

	Three Months Ended
	September 30, 2022	October 1, 2021	Percent Change
Defense Solutions
Revenues, as reported	$2,075	$2,009	3%
Acquisition and divestiture revenues(1)	8	5
Pro-forma revenues (Organic Growth Rate)	$2,067	$2,004	3%

Civil
Revenues, as reported	$874	$792	10%

Health
Revenues, as reported	$659	$682	(3)%

Total Operations
Revenues, as reported	$3,608	$3,483	4%
Total acquisition and divestiture revenues(1)	8	5
Pro-forma revenues (Organic Growth Rate)	$3,600	$3,478	4%
(1) Current period acquisition revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. Acquisition revenues for the three months ended September 30, 2022 for the Defense Solutions segment include a strategic, immaterial acquisition acquired September 21, 2021. Year ago acquisition revenues reflect revenues from assets subsequently divested. Acquisitions and divestiture in the three months ended October 1, 2021 for the Defense Solutions segment include the Aviation & Missile Solutions LLC (AMS) divestiture that was completed on April 29, 2022.

UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended September 30, 2022:

	Three Months Ended September 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Derivative loss	Non-GAAP results
Operating income	$281	$4	$57	$—	$342
Non-operating expense, net	(60)	—	—	16	(44)
Income before income taxes	221	4	57	16	298
Income tax expense(1)	(57)	(1)	(15)	(4)	(77)
Net income	164	3	42	12	221
Less: net income attributable to non-controlling interest	2	—	—	—	2
Net income attributable to Leidos common stockholders	$162	$3	$42	$12	$219

Diluted EPS attributable to Leidos common stockholders(2)	$1.17	$0.02	$0.31	$0.09	$1.59
Diluted shares	138	138	138	138	138

	Three Months Ended September 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Derivative loss	Non-GAAP results
Net income	$164	$3	$42	$12	$221
Income tax expense(1)	57	1	15	4	77
Income before income taxes	221	4	57	16	298
Depreciation expense	24	—	—	—	24
Amortization of intangibles	57	—	(57)	—	—
Interest expense, net	50	—	—	—	50
EBITDA	$352	$4	$—	$16	$372
EBITDA margin	9.8%				10.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended October 1, 2021:

	Three Months Ended October 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$305	$6	$62	$3	$376
Non-operating expense, net	(45)	—	—	—	(45)
Income before income taxes	260	6	62	3	331
Income tax expense(1)	(52)	(2)	(16)	(1)	(71)
Net income	208	4	46	2	260
Less: net income attributable to non-controlling interest	3	—	—	—	3
Net income attributable to Leidos common stockholders	$205	$4	$46	$2	$257

Diluted EPS attributable to Leidos common stockholders (2)	$1.43	$0.03	$0.32	$0.01	$1.80
Diluted shares	143	143	143	143	143

	Three Months Ended October 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$208	$4	$46	$2	$260
Income tax expense(1)	52	2	16	1	71
Income before income taxes	260	6	62	3	331
Depreciation expense	24	—	—	—	24
Amortization of intangibles	63	—	(62)	—	1
Interest expense, net	47	—	—	—	47
EBITDA	$394	$6	$—	$3	$403
EBITDA margin	11.3%				11.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the nine months ended September 30, 2022:

	Nine Months Ended September 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Operating income	$823	$12	$172	$3	$—	$1,010
Non-operating expense, net	(155)	—	—	—	16	(139)
Income before income taxes	668	12	172	3	16	871
Income tax expense(1)	(155)	(3)	(44)	(1)	(4)	(207)
Net income	513	9	128	2	12	664
Less: net income attributable to non-controlling interest	5	—	—	—	—	5
Net income attributable to Leidos common stockholders	$508	$9	$128	$2	$12	$659

Diluted EPS attributable to Leidos common stockholders	$3.68	$0.07	$0.93	$0.01	$0.09	$4.78
Diluted shares	138	138	138	138	138	138

	Nine Months Ended September 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Net income	$513	$9	$128	$2	$12	$664
Income tax expense(1)	155	3	44	1	4	207
Income before income taxes	668	12	172	3	16	871
Depreciation expense	76	—	—	—	—	76
Amortization of intangibles	173	—	(172)	—	—	1
Interest expense, net	148	—	—	—	—	148
EBITDA	$1,065	$12	$—	$3	$16	$1,096
EBITDA margin	10.0%					10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the nine months ended October 1, 2021:

	Nine Months Ended October 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$882	$21	$171	$3	$1,077
Non-operating expense, net	(137)	—	—	—	(137)
Income before income taxes	745	21	171	3	940
Income tax expense(1)	(162)	(5)	(44)	(1)	(212)
Net income	583	16	127	2	728
Less: net income attributable to non-controlling interest	4	—	—	—	4
Net income attributable to Leidos common stockholders	$579	$16	$127	$2	$724

Diluted EPS attributable to Leidos common stockholders	$4.05	$0.11	$0.89	$0.01	$5.06
Diluted shares	143	143	143	143	143

	Nine Months Ended October 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$583	$16	$127	$2	$728
Income tax expense(1)	162	5	44	1	212
Income before income taxes	745	21	171	3	940
Depreciation expense	71	—	—	—	71
Amortization of intangibles	173	—	(171)	—	2
Interest expense, net	138	—	—	—	138
EBITDA	$1,127	$21	$—	$3	$1,151
EBITDA margin	11.0%				11.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except margin percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended September 30, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$137	$—	$32	$169	8.1%
Civil	79	—	17	96	11.0%
Health	91	—	8	99	15.0%
Corporate	(26)	4	—	(22)	NM
Total	$281	$4	$57	$342	9.5%

	Three Months Ended October 1, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$140	$—	$36	$—	$176	8.8%
Civil	58	—	18	—	76	9.6%
Health	130	—	8	3	141	20.7%
Corporate	(23)	6	—	—	(17)	NM
Total	$305	$6	$62	$3	$376	10.8%

	Nine Months Ended September 30, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$409	$—	$97	$—	$506	8.2%
Civil	160	—	53	—	213	8.4%
Health	335	—	22	3	360	18.0%
Corporate	(81)	12	—	—	(69)	NM
Total	$823	$12	$172	$3	$1,010	9.4%

	Nine Months Ended October 1, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$429	$—	$93	$—	$522	8.7%
Civil	187	—	54	—	241	10.2%
Health	339	—	24	3	366	19.1%
Corporate	(73)	21	—	—	(52)	NM
Total	$882	$21	$171	$3	$1,077	10.5%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended
	September 30, 2022	October 1, 2021
Net cash provided by operating activities	$748	$565
Payments for property, equipment and software	(27)	(24)
Free cash flow	$721	$541

Net income attributable to Leidos common stockholders	$162	$205
Acquisition, integration and restructuring costs (1)	3	4
Amortization of acquired intangibles (1)	42	46
Derivative loss (1)	12	—
Asset impairment charges (1)	—	2
Non-GAAP net income attributable to Leidos common stockholders	$219	$257

Operating cash flow conversion ratio	462%	276%
Free cash flow conversion ratio	329%	211%
(1) After-tax expenses excluded from non-GAAP net income.